CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2023, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Utz Brands, Inc. on Form 10-K for the year ended January 1, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Utz Brands, Inc. on Forms S-8 (File Nos. 333-251796 and 333-249796), Form S-1 and on Forms S-3 (File Nos. 333-248954 and 333-259283).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 2, 2023